EXHIBIT 23.38

CONSENT OF STEPHEN LA BROOY, FAusIMM

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Stephen La Brooy
By: Stephen La Brooy, FAusIMM

Dated: June 18, 2025